Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT
NAME OF SUBSIDIARY	JURISDICTION

Insurance Services Office, Inc.	Delaware
ISO Services, Inc.	Delaware
Wood Mackenzie Limited	United Kingdom
Xactware Solutions, Inc.	Delaware